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                                                                    EXHIBIT 99.1

LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, LA 70808

Company Contact:  Keith A. Istre
                  Chief Financial Officer
                  (225) 926-1000

                           LAMAR ADVERTISING COMPANY

     LAMAR ADVERTISING COMPANY ANNOUNCES NEW HOLDING COMPANY REORGANIZATION

Baton Rouge, LA -- Wednesday, July 21, 1999 -- Lamar Advertising Company (NASDAQ: LAMR) announced that on July 20, 1999 it reorganized into a new holding company structure. As a result of this reorganization (1) the former Lamar Advertising Company became a wholly owned subsidiary of a newly formed holding company, (2) the name of the former Lamar Advertising Company was changed to Lamar Media Corp., (3) the name of the new holding company became Lamar Advertising Company, (4) the outstanding shares of capital stock of the former Lamar Advertising Company, including the Class A common stock, were automatically converted, on a share for share basis, into identical shares of capital stock of the new holding company and (5) the Class A common stock of the new holding company commenced trading on the Nasdaq National Market under the symbol "LAMR" instead of the Class A common stock of the former Lamar Advertising Company. Under Delaware law, the reorganization did not require the approval of the stockholders of the former Lamar Advertising Company. The purpose of the reorganization was to provide Lamar Advertising Company with a more flexible capital structure and to enhance its financing options. The business operations of the former Lamar Advertising Company and its subsidiaries will not change as a result of the reorganization. Stockholders do not need to take any action since their existing stock certificates represent shares of the new holding company.